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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):

                               September 25, 1998


                            ALPHA 1 BIOMEDICALS, INC.
             (Exact name of registrant as specified in its charter)

      DELAWARE                     0-15070                 52-1253406
   (State or other            (Commission File            (IRS Employer
  jurisdiction of                  Number)             Identification No.)
   incorporation)


                              Post Office Box 34598
                          West Bethesda, MD 20827-0598
          (Address, including Zip Code, of principal executive offices)


               Registrant's telephone number, including area code:
                                  301-564-4400



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Item 5.  Other Events


On September 25, 1998, Alpha 1 Biomedicals, Inc. announced that the Company was suspending operations due to insufficient funds to continue.

On July 15, 1998, shareholders of the Company approved the sale by the Company to SciClone Pharmaceuticals, Inc. ("SciClone") of the company's rights to receive royalty payments from the future sale by SciClone and its sublicensees of Thymosin alpha 1 (the "SciClone transaction"). Under the terms of the Alpha Rights Acquisition Agreement, dated December 17, 1997 (the "Acquisition Agreement"), between the Company and SciClone, the Company received in exchange for its royalty rights $130,000 and at least 444,115 shares of SciClone Common Stock. The number of shares was calculated based on a price of $4.053. If the market price of the SciClone Common Stock is lower than $4.053 as the shares become available for sale by the Company, the Company is entitled to receive up to 155,885 additional shares. The Company planned to sell the shares of SciClone Common Stock in order to fund current operations and to pay vendor obligations. Shares may be sold as to one twelth monthly not to exceed 50,000 a month. At closing on July 28, 1998, the market share price of SciClone was $3.18. However, by September 30, 1998, prior to the first date that shares could be sold, the share price had fallen to $1.81. At this market valuation, the proceeds from the sale of the shares of SciClone Common Stock will be insufficient to fund future operations and are being used exclusively to discharge debt and other obligations.

Other then the shares of SciClone Common Stock, which have a current valuation of $1,087,500, the Company has no material assets. Debt and obligations of the Company currently total approximately $1,870,000.



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Item 7.  Financial Statements and Exhibits
         (c)      Exhibits

                  Exhibit

                  (1) Press Release of Alpha 1 Biomedicals, Inc., dated
                      September 25, 1998



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





Date:    November 13, 1998                  ALPHA 1 BIOMEDICALS, INC.





                                            By:   /s/ R.J. Lanham
                                                  ------------------
                                                  R.J. Lanham
                                                  Vice President &
                                                  Chief Financial Officer